Exhibit 10.5

VALUATION SERVICES AGREEMENT

This VALUATION SERVICES AGREEMENT (“Agreement”) is effective as of August 10, 2010, by and among Altus Group U.S. Inc. (“Altus”), and Clarion Property Trust Inc. (the “Company”).

WHEREAS the Company is a non-listed real estate investment trust incorporated in the state of Maryland and advised by CPT Advisors, LLC, a wholly owned subsidiary of ING Clarion Partners, LLC (“Clarion”).

WHEREAS pursuant to the Company’s Prospectus, until such time as the Company has received and accepted subscriptions for the minimum offering of at least $50,000,000 and released the proceeds from such subscriptions from the escrow account maintained for the benefit of the Company, the Company shall not commence operations.

WHEREAS the Company desires to hire Altus to perform certain independent valuation advisory functions should the Company commence operations.

NOW, THEREFORE, Altus and the Company hereby agree as follows:

1.             Services. Altus shall perform the services outlined in Schedule A in accordance with the Company’s Valuation Guidelines set forth in Schedule B.

2.             Payment for Services.  As compensation for the services rendered by Altus pursuant to this Agreement, the Company shall pay Altus in the amounts and in accordance with the terms and conditions set forth in Schedule C. Such amount shall be paid quarterly, in arrears, within 30 business days of the end of the previous calendar quarter.

3.             Representations and Warranties.

(a)           Representations and Warranties of the Company.  The Company represents and warrants to Altus that:

(i)            It is duly organized and validly existing in good standing under the laws of Maryland, and has been duly authorized by proper corporate action to enter into this Agreement and to perform its obligations hereunder, evidence of which action shall be properly maintained and made part of its records.

(ii)           The execution, delivery and performance of this Agreement will not violate any provision of applicable law or any agreement or instrument to which it is bound.

(iii)          It has obtained and will maintain any and all necessary approvals, orders, consents, authorizations, certificates, licenses, permits, or validations of, or exemptions or other actions by, or recordings or registrations with any federal, state and local governmental or regulatory or supervisory authority, or any self-regulatory organization (each, a “Governmental Entity”) having jurisdiction over it that is or will be necessary in connection with the execution and delivery of this Agreement, or its performance of or compliance with the terms and conditions of this Agreement.

(iv)          The Company or its agents will supply Altus with the property-specific information necessary to enable Altus to perform their duties pursuant to this Agreement.  This information may include, but may not be limited to: rent rolls, annual budgets, leases or lease abstracts, access to the property and the property managers if necessary, engineering reports, environmental reports, updates regarding tenant activities if necessary, capital improvement budgets and plans, acquisition or disposition activity, etc.

(v)           The Company or its agents will alert Altus of any material event that it is reasonably aware which could impact the appraised value of one or more of the Company’s property assets.

(b)           Representations and Warranties of Altus.  Altus represents and warrants to the Company that:

(i)            It is duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized, and has been duly authorized by proper corporate action to enter into this Agreement and to perform its obligations hereunder, evidence of which action shall be properly maintained and made part of its records.

(ii)           The execution, delivery and performance of this Agreement will not violate any provision of applicable law or any agreement or instrument to which it is bound.

(iii)          It has obtained and will maintain any and all necessary approvals, orders, consents, authorizations, certificates, licenses, permits, or validations of, or exemptions or other actions by, or recordings or registrations with any Governmental Entity having jurisdiction over it that is or will be necessary in connection with the execution and delivery of this Agreement, or its performance of or compliance with the terms and conditions of this Agreement.

4.             Indemnification by the Independent Valuation Advisor.  Altus shall indemnify, defend and hold harmless the Company and its directors, officers,

employees, stockholders, agents, affiliates, controlling persons, successors, and assigns, from and against any and all losses, claims, liabilities, costs, and expenses, including reasonable attorney fees (collectively, “Losses”), arising from or relating in any way to: (i) the lack of good faith, willful misconduct, or negligence of Altus or its employees and agents in carrying out its duties and responsibilities under this Agreement; (ii) any material breach of this Agreement by Altus; (iii) any violation of applicable law by Altus in connection with the performance of duties under this Agreement; and (iv) any breach of any representation or warranty made under this Agreement.

5.             Indemnification by the Company.  The Company shall indemnify, defend and hold harmless Altus and its directors, officers, employees, stockholders, agents, affiliates, controlling persons, successors, and assigns, from and against any and all Losses arising from or relating in any way to: (i) the lack of good faith, willful misconduct, or negligence of the Company or its employees and agents in carrying out its duties and responsibilities under this Agreement; (ii) any material breach of this Agreement by the Company; (iii) any violation of applicable law by the Company in connection with the performance of its duties hereunder; and (iv) any breach of any representation or warranty made under this Agreement.

6.             Insurance.  Altus shall obtain and maintain the following insurance, at its own expense, in amounts not less than those specified below:

(a)           Commercial general liability on an occurrence form for bodily injury and property damage with a combined single limit of $1,000,000 per occurrence and $2,000,000 from the aggregate of all occurrences within each policy year, including, but not limited to premises-operation, products-completed operations and contractual liability (including coverage for the indemnity clause provided under this Agreement).

(b)           Business automobile liability covering owned, hired and non-owned vehicles with a combined single limit of $1,000,000 per occurrence.

(c)           Employer’s liability insurance in an amount not less than $1,000,000.

(d)           Excess liability (umbrella) insurance on the above with limits of $5,000,000.

(e)           Workers’ compensation insurance in accordance with the laws of the state with jurisdiction.

(f)            Professional liability insurance covering the activities of Altus written on a “claims made” basis with limits of at least $5,000,000.  Coverage shall be maintained in effect during the period of this Agreement and for not less than two (2) years after termination of this Agreement.

7.             The insurance contained in items (a), (b) and (d) above shall, without liability on the part of the Company and Clarion for premiums, include the Company and

Clarion as additional insureds.  Such insurance shall be placed with reputable insurance companies licensed or authorized to do business in the state in which the property is located with a minimum Best’s rating of A-: X.  In addition, each policy shall contain provisions giving each of the additional insureds thirty (30) days’ prior written notice of cancellation of or material change in coverage.  Certificates of insurance evidencing the existence and amount of each insurance policy required hereunder shall be delivered to the Company and Clarion prior to the commencement of any work.

8.             Term of Agreement.  This Agreement will become effective as of the date whereby the Company commences operations and shall continue for a period of one (1) year, with two (2) successive one-year renewal terms.  The renewal terms will automatically commence unless this Agreement is terminated by either party with 90 days notice prior to the end of each respective term.  Notwithstanding the foregoing, this Agreement will be terminated immediately upon a material breach of this Agreement by any party within 30 days after notice from the other; provided the breaching party has the opportunity to cure such breach, if curable, within such 30 day period.

9.             Confidentiality.  The Company and Altus agree to keep confidential all proprietary data, software, process, information, and or documentation of the other party related to this Agreement and the performance of their obligations hereunder, except as may be necessary to perform under this Agreement or as otherwise may be agreed to from time to time by the other party.

10.          Notices.  All notices and other communications hereunder shall be in writing and shall be delivered either by overnight delivery by a recognized national carrier (for example, UPS or Federal Express) or by facsimile transmission with a confirmation mailed by overnight delivery to the other party at the following address or such other address as each party may give notice to the other:

If to Altus:
If to the Company:

Clarion Property Trust, Inc.	Altus Group U.S.
230 Park Avenue, 12th Floor	400 Campus Drive
New York, NY 10169	PO Box 988
fax: (212) 883 - 2977	Florham Park, NJ 07932
Attn: Amy Boyle	fax: (201) 652-9045
Title: Chief Financial Officer	Attn: Sung Lee
Title: Director, Research, Valuation & Advisory

11.          Amendment, Assignment, and Other Matters.

(a)           Amendments.  This Agreement may not be amended except by a writing signed by both parties.

(b)           Assignments.  This Agreement shall not be assigned by any party without the written consent of the other party; provided however, that any party may assign this Agreement to an entity which controls, is controlled by, or is under common control with such party by providing notice of such assignment to the other party.

(c)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together will constitute one and the same instrument.  Any electronic signature shall be deemed an original for the purposes of this Agreement.

(d)           Headings.  The headings in this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

(e)           Choice of Law.  This Agreement will be governed by and construed in accordance with the laws of New York, without giving effect to the principles of conflicts of law thereof.

(f)            Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(g)           Survivability.  The parties’ obligation under Sections 4, 5 and 8 will survive termination of this Agreement.

(h)           No Joint Venture.  The parties to this Agreement are independent contractors and nothing in this Agreement shall be construed to create a partnership, joint venture, agency relationship or other joint enterprise between them.

(i)            Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  In the event that any provision of this Agreement is held under applicable law to be invalid, illegal, or unenforceable in any respect, such provision will be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected or impaired in any way.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

Clarion Property Trust Inc.		Altus Group U.S. Inc.

By:	/S/ AMY BOYLE	By:	/S/ ROBERT K RUGGLES III

Name:	Amy Boyle	Name:	Robert K. Ruggles III

Title:	CFO	Title:	President RVA